Exhibit 10.1

PLAZA II

LEASE AGREEMENT

THIS LEASE is and made and entered this                      day of March 2002, by and between: (i) THE PLAZA AT HURSTBOURNE, LLC., a Limited Corporation with principal office and place of business at 3420 Office Pointe Plaza, in Louisville, Kentucky 40220 (hereafter referred to as “Landlord”), and (ii) HEALTHESSENTIALS, INC. Kentucky Corporation, with principal office and place of business at 9721 Ormsby Station Road, Suite 101, Louisville, Kentucky 40222 (hereafter referred to as the “Tenant”).

WITNESSETH

ARTICLE I

Lease Of Premises

1.01. Lease of Premises.

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all of the terms and conditions hereinafter set forth, office space at The Plaza at Hurstbourne, Plaza II, Louisville, Kentucky (hereafter referred to as the “Building”), for the term hereinafter specified. The office space in the Building hereby leased to Tenant (hereafter referred to as the “Premises”) is set forth in Section 1.02 (A) and (B) hereof and is outlined in green on Exhibit “A” attached and made a part hereof. In addition, Tenant shall have the nonexclusive right, in common with others, to the use of the “Common Areas,” as described in Section 16.03 hereof.

1.02. Basic Lease Provisions:

A. Premises: The office space outlined on Exhibit “A” at the Building

Plaza at Hurstbourne, Plaza II9500 Ormsby Station Road,

B. Rentable Area: Area to be leased is defined as follows:

	Usable Area (S/F)	Common Area Factor	Rental Area (S/F)	Usage
Suite 101	7,686	10.90%	8,524	Office
Suite LL101	12,314	10.90%	13,657	Office
Suite LL102	2,000	10.90%	2,218	Storage

24,399 Rentable square feet (as defined in Section 16.14 hereof; 22,000 usable sq. ft. in leased premises plus 10.90% common area factor).

C. Minimum Annual Rental:

Suite 101 and LL101: 13.85 USD per Rentable square Foot with fifty cents (.50) per year annual increases on the gross. Space to be used for Office.

Suite 501: 8.00 USD per Rentable square Foot with fifty cents (.50) per year annual increases on the gross. Space to be used for Storage.

D. Initial Term: Sixty (60) months.

E. Commencement Date: January 1, 2003 (Tenant shall be provided access to their Leased space three (3) weeks early for the purpose of furniture installation and wiring.

F. Expiration Date: December 31, 2007

G. Security Deposit: Tenant shall deposit one (1) month’s rent as security deposit upon execution of this Lease.

H. Operating Expenses: Tenant shall be responsible for its actual pro rata increased in operating expenses. The calendar year 2003 shall be used as the Base year for operating expenses. In the event the building is not fully operational for the entire year 2002, then the operating expenses will be prorated ass if the building were fully occupied.

I. Renewal Options: Tenant shall have the option to Two (2), Three (3) year renewal options. The first (1st) option shall be at rate at the rate of 16.35 USD. The second (2nd) option shall be at the rate of 17.00 per Rentable square feet.

J. Permitted Use: General office purposes.

K. Space Planning: Landlord, at its expense, agrees up to provide an initial space plan and one (1) revision. It is understood that Tenant will use the architectural firm Bayous and Evola for the revisions. Thereafter the Landlord will seek bids to have a full set of construction drawings prepared at Tenant’s expense.

L. Tenant Improvements: Landlord shall provide improvement allowance of $22.50 Usd per Usable square foot for Suites 101 and LL101 and an improvement allowance of $10.00 Usd per Usable square foot for Suite LL102. In the event Tenant decides to convert Suite LL101 to office use, Landlord agrees to provide an additional $12.50 Usd in Tenant Improvements allowance.

M. Signage: Landlord shall allow Tenant to have one (1) panel of the monument sign, as well as the Plaza’s standard building signage.

N. Expansion Options: Tenant shall be granted a “First Right of Offer” on space, which becomes available on the Lower Level of the building during Tenant’s Lease Term, including renewals. Tenant shall have fifteen (15) calendar days to Lease the space at the then current Tenant rates or allow the Landlord to place the space on the open market.

O. Right to Assign or Sublease: Tenant shall have the right to assign the lease in its entirety, or to sublease all or any portion of the Premises to any related entity without the consent of the Landlord, assuming financial statements are equal to or better than the 2001 statement of the Tenant. It is understood that either the Tenant or the Tenant’s shareholders must have a majority interest in the subletting entity. Any other assignment or sublease shall not be made without the written consent of the Landlord, and such con-sent shall not be unreasonably withheld, delayed or conditioned. Regardless of a sub-lease, Tenant shall still be responsible for the Lease.

P. Address for payments and notices:

Landlord:	The Plaza at Hurstbourne, LLC
3240 Office Pointe Place
Louisville, KY. 40220

Tenant:	HEALTHESSENTIALS, INC.
9721 Ormsby Station Road, Suite 101
Louisville, KY. 40223

Q. Real-Estate Fee: Landlord agrees to pay a real-estate fee of four percent (4%) on gross lease to Tenant’s representative, Ron Yankey of REMAX Associates, Inc. Such fee shall be payable 50% upon approval of Construction Financing, and execution of lease. The balance shall be due upon commencement of the first Lease Payment by Tenant. It is agreed all other real-estate fees are the responsibility of the Landlord. Landlord also agrees to pay a 4% real estate fee on the gross lease to tenants representative, Ron Yankey of REMAX Associates, Inc. on any renewals or extensions of this lease due and payable upon the first month of any such renewal or extension.

R. Reserved Parking: Landlord agrees to reserve 16 parking spaces with appropriate signage for Health Essentials, Inc. (Tenant) in a location mutually agreed upon between Landlord and tenant. It shall be the responsibility of the landlord to pay for the signs designating the parking as reserved for tenant.

ARTICLE II

Term And Possession

2.01. Term. The initial term of this Lease (the “Initial Term”) shall commence (hereafter referred to as the “Commencement Date”) on the date set forth in Section 1.02 (E) above. The Initial Term shall expire on the date set forth in Section 1.02 (F) above (here-after referred to as “Expiration Date”).

2.02. Improvements to Premises. Tenant is to use the allowance set forth in Section 1.02 (L) to finish out the Premise. It is understood that the Landlord must approve the final plans before any Improvements are commenced. In the event, Tenant acts as the Contractor to have the space improved, then the Landlord shall not be held responsible for any delays.

2.03. Holding Over. In the event of any holdover by Tenant after the expiration, Tenant shall pay Landlord monthly rent equal to one hundred twenty five percent (125%) of the monthly rent for the first three (3) months. Tenant shall pay Landlord monthly rent equal to one hundred fifty percent (150%) of the monthly rent for the second three (3) months. Acceptance by Landlord of rent after such termination shall not constitute a renewal of this Lease, and this provision shall not be deemed to waive Landlord’s right of reentry or any other right hereunder or to any other right or remedy legally available to Landlord. In no event shall the tenant have the right to hold over past six (6) months, without the written permission of the landlord.

ARTICLE III

Rent

3.01. Minimum Annual Rent. Tenant shall pay to Landlord as Minimum Annual Rent for the Leased Premises the sums specified in Section 1.02 (C) hereof, payable in equal consecutive monthly installments in advance, without deduction or offset, on or before the first (1st) day of each and every calendar month during the Term

3.02. Annual Adjustment.

A. Definitions. For purposes of this Section 3.02 the following definitions shall apply:

1. “Operating Expenses” Shall mean the amount of all Landlord’s reasonable direct costs and expenses paid or incurred in operating and maintaining the Building, including the “Common Areas,” as defined in Section 16.03 hereof, for a particular calendar year, including, but not limited to, the following: (i) all general real estate taxes and all special assessments (hereafter referred to as “Real Estate Taxes”), other than penalties for late payment; (ii) costs and expenses of contesting the validity or amount of the Real Estate Taxes; (iii) insurance premiums, water, sewer, and electrical; (iv) management fees; (v) wages and related employee benefits payable for the maintenance, administration and operation of the Building; and (vi) in general, all other costs and expenses which, under generally accepted accounting principles, are regarded as operating and maintenance costs and expenses, including those which would normally be amortized over a period not to exceed five (5) years.

There shall also be included in the Operating Expenses, the cost amortized over such period as Landlord shall reasonably determine, together with interest at the rate of “Ten (10%) Percent” per annum of the unamortized balance, of any capital improvement made to the Building by Landlord after the date of this Lease which is required under any governmental law or which is installed as labor-saving device or other equipment as described in the following paragraph.

If Landlord shall, at any time after the Commencement Date, install a labor-saving device or other equipment, which improves the operating efficiency of any system within the Building (such as an energy management computer system) and thereby reduces Operating Expenses in each year during the useful life of such installed device or equipment an amount equal to the annual amortization allowance of the cost of such installed device or equipment as determined in accordance with applicable regulations of the Internal Revenue Service or general accepted accounting principles, together with interest at the rate of “Eight (8%) Percent” per annum on the unamortized balance thereof; provided, however, that the amount of such allowance and interest should not exceed the annual cost or expense reduction reasonably attributed by Landlord to such installed devices equipment.

Operating Expenses shall not include the following exclusions and deductions: separately metered utilities paid by another tenant’s), costs of repairs necessitated by Landlord’s negligence; executive compensation and compensation for any personnel not involved in day to day management or maintenance or above the level of building manager; advertising; brokerage fees; lease concession; legal fees for leasing and enforcement; capital expenditures (except as specifically provided above); expenses or losses reimbursed by insurance or by a tenant or other party who caused the loss; Landlord’s financing costs; income, excise and franchise taxes; any charge for depreciation of the Building or equipment; costs of solicitation of new tenants; all costs or services for which another tenant in the Building is being charged directly; the cost of any item for which Landlord is reimbursed by insurance; the cost of tenant finish and alterations of space for other tenants; and other expenses not customarily recognized as operating expenses which are passed through to the Tenant.

2. “Operating Expenses Percentage” Shall mean the percentage of Tenant’s occupied Rental Space of the Building; which percentage has been determined by dividing the total square footage of Tenant’s Rentable Area by the total square footage of the gross area of the Building.

B. Payment Obligation. If in any calendar year during the Term hereof after December 31, 2003, the “Operating Expenses” (as calculated in accordance with the terms of this Lease) of the Building shall exceed Base Year Operating Expenses per Rentable square foot of Building’s Gross Rentable Area, then Tenant shall pay as additional rent for that year or partial calendar year the “Tenants Proportionate Share” of the excess Operating Expenses over Base Year Operating Expenses.

1. Payment of Tenant’s Proportionate of Operating Expense Increases. Tenant’s pro-rated share of Operating Expenses Increases for such applicable year shall be estimated annually by Landlord, and written notice thereof shall be given to Tenant at least thirty (30) days prior to the beginning of each leasehold year if sufficient data is then available, or, if not, as soon thereafter as sufficient data is available to Landlord. Tenant shall have the right, upon five (5) business day’s prior notice, to review or audit Landlord’s books that are relative to the Operating Expenses. Tenant shall pay to Landlord the first (1st) of each month, at the same time the monthly installment is due, an amount equal to one-twelfth (1/12) of the estimated amount of Tenant’s proportionate share of Operating Expenses increase. In the event there is an increase in the Operating Expenses for any year, then Tenant shall be provided a reconciliation of such increase at the end of the year.

ARTICLE IV

Occupancy And Use

4.01. Occupancy. Tenant shall use and occupy the Leased Premises only for the purposes set forth in Section 1.02(J) hereof and shall not use the Leased Premises for any other purpose without the prior written consent of Landlord, which shall not be unreasonably withheld.

4.02. Covenants of Tenant Regarding Use. In connection with its use of the Leased Premises, Tenant agrees to do the following:

A. Tenant shall use the Leased Premises and conduct its business thereon in a safe, careful, reputable, and lawful manner.

B. Tenant shall not use the Leased Premises for any unlawful purpose or act; shall not commit any waste or damage to the Leased Premises; shall comply with and obey all laws, regulations and orders of any governmental authority or agency (provided that Tenant shall not be responsible for any structural changes or other changes not required as a result of Tenant’s particular use of the Leased Premises), and all Rules and Regulations of Landlord, including uniform Rules and Regulations for the Building which may be reasonably adopted from time to time by Landlord with timely notice to Tenant (provided that such Rules and Regulations do not materially alter or limit Tenant’s rights hereunder); and shall not do or permit anything to be done by any employee, contractor, agent or invitee of Tenant in or about the Leased Premises which will in any material way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them. Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of the Building of any of the Building Rules and Regulation but shall use efforts to enforce such Rules and Regulations.

C. Tenant shall not overload the floors of the Leased Premises beyond their designed weight bearing capacity, which Landlord has determined to be seventy (70) pounds per square foot live load, including an allowance for partition load. Landlord reserves the right to direct the positioning of all heavy equipment, furniture and fixtures which Tenant desires to place in the Leased Premises so as to distribute properly the weight thereof. and to require the removal of any equipment or furniture which exceeds the weight limit specified herein.

D. Tenant shall not use the Leased Premises, or allow the Leased Premises to be used, for any purpose or in any manner that would invalidate any policy of insurance now or hereafter carried on the Building or increase the rate of premiums payable on any such insurance policy. Should Tenant fail to comply with this covenant, Landlord may, at its option, require Tenant to stop engaging in such activity or to reimburse Landlord as additional rent for any increase in premiums charged during this Lease on the insurance carried by Landlord on the Leased Premises and attributable to the use being made of the Leased Premises by Tenant.

E. Tenant shall not inscribe, paint affix or display any signs, advertisements or notices on the Building, except for those mentioned in Section 1.02 (M). Landlord agrees to cause tenant identification information consisting of the name of Tenant to be included and shown on the directory board in the main lobby of the Building. Landlord shall cause the name of Tenant to be placed on or adjacent to the access door or doors to the Leased Premises.

F. Tenant’s use of electric current shall not exceed the capacity of the feeders to the Building, the risers, or wiring installation. Landlord warrants that such capacity is equivalent to that which is generally available in comparable buildings and such capacity shall not be reduced during the term of this Lease.

G. Tenant shall cause the installation and usage of any and all telephone, cable and computer lines to be in compliance with all laws, regulations and orders of any governmental authority or agency. All installation of such lines shall be at the expense of the Tenant.

H. If any portion of Tenant’s Leased Premises is in direct view from any lobby of the Building, Tenant shall furnish and maintain the area in view in a tasteful and pleasing decor.

I. Tenant shall not store, or allow to be stored by other parties, any Hazardous Substance (as defined in Section 16.16.F. Hereof) in the Leased Premises or the “Common Areas”.

4.03. Landlord’s Rights Regarding Use. In addition to the rights specified elsewhere in this Lease, or given by law, Landlord shall have the following rights regarding the use of the Leased Premises or the “Common Areas” (as defined in Section 16.03 hereof) by Tenant, its employees, agents, customers and invitees, which may be exercised without notice or liability to Tenant.

A. Landlord may install such signs, advertisements or notices or tenant identification in-formation on the directory board or tenant access doors, as it shall reasonably deem necessary or proper.

B. Landlord shall approve or disapprove, prior to installation all internal lighting that may be visible from outside the Leased Premises, such approval not to be unreasonably withheld.

C. Landlord shall approve or disapprove all sign painting and lettering, such approval not to be unreasonably withheld.

D. Landlord may grant to any person the exclusive right to conduct any business or render any service in the Building, provided that such exclusive right shall not operate to limit Tenant from using the Leased Premises for the use specified in Section 1.02(K) hereof.

4.04. Access to and Inspection of the Leased Premises. Landlord, its employees, agents and any mortgagee of the Building shall have the right to enter any part of the Leased Premises upon at least 24 hours prior notice (except in case of emergency) to Tenant during regular business hours for the purposes of examining or inspecting the same, showing the same to prospective purchasers, mortgagees or tenants and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem necessary or desirable. If Landlord has given appropriate notice but representatives of Tenant shall not be present to open and permit such entry into the Leased Premises at any time when such entry is necessary or permitted hereunder, Landlord and its employees and agents may enter the Leased Premises by means of a pass key or otherwise. Landlord shall incur no liability for such entry.

ARTICLE V

Utilities And Other Building Services

5.01. Service to be provided by Landlord. Provided that Tenant is not in default hereunder, Landlord agrees to furnish or cause to be furnished to the Leased Premises the services described, subject to the conditions and in accordance with the standards set forth below.

A. Landlord shall be responsible for maintenance of the parking lot including without limitation including any necessary snow removal. Landlord shall provide access to and egress from the Leased Premises and parking lot.

B. Landlord shall furnish water for drinking, cleaning and lavatory purposes, and shall pay all water, sewage and drainage bills and assessments. Landlord shall furnish electricity, heating and cooling as required for the normal use and occupancy of the Leased Premises. Tenant shall have the ability to turn on the heating and cooling systems during off-hours, holidays and weekends.

C. Tenant shall pay to Landlord the cost of removal of any Tenant’s refuse and rubbish, to the extent that the same exceeds the refuse and rubbish usually attendant upon the use of the Leased Premises. Landlord shall provide pest control services to the Building.

D. Landlord may offer such extra or additional services to Tenant as may be reasonably feasible for Landlord to provide, at an additional charges to Tenant. All charges for such extra or additional utilities or services shall be due and payable within ten (10) days after the same are billed to Tenant and payable as Additional Rental. Landlord will get approval by Tenant for additional services rendered to Tenant.

E. Landlord shall be responsible for bringing the entrances to Building and the bathrooms and other portions of the Leased Premises into compliance with any applicable provisions of the Americans with Disabilities Act to the extent, if any, not currently in compliance; provided, however, Landlord shall not be reasonable for any noncompliance resulting from changes or improvements by Tenant.

F. So long as Tenant is not in default hereunder, Tenant shall have peaceful and quiet possession and enjoyment of the Leased Premises without hindrance or interference by Landlord or anyone claiming through Landlord, subject in all events to the conditions of this Lease.

G. Landlord shall provide for the maintenance and upkeep of the grounds outside the Building including without limitation any landscaping and sidewalks in a reasonably attractive and clean manner.

H. Landlord shall provide Janitorial services to suites 101 and LL101 five (5) days per week.

5.02. Services to be provided by Tenant.

Tenant shall pay all costs for telephone, data, Internet, fiber optics and cable service with respect to the Leased Premises.

ARTICLE VI

Repairs, Maintenance,

Alterations, Improvements And Fixtures

6.01. Repair and Maintenance of the Building. Landlord shall make all necessary repairs and replacement to the exterior walls, roof, glass, exterior doors, windows, corridors and other Common Areas of the Building, and Landlord shall keep the Building in a clean and neat condition, and keep all equipment used in common with other tenants, such as plumbing, heating, air-conditioning and similar equipment, in good condition and repair. Except as provided in Article VII hereof, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Leased Premises or in or to fixtures, appurtenances and equipment therein or thereon.

6.02. Repair and Maintenance of Leased Premises. Tenant shall keep and maintain the interior of the Leased Premises in the same order, condition, and repair as on the Commencement Date, ordinary wear and tear excepted, at Tenant’s sole cost and expense. Landlord shall keep and maintain the improvements ;constituting the Structural portions of the Building, including bearing walls, sulfuring, foundation, ceiling, and sprinkler, in good order, condition and repair. (Operating Expenses Section 3.02 A1).

At Tenant’s request, if Landlord provides any miscellaneous services and/or supplies to Tenant on Leased Premises (including but not limited to: photocopies, carpet and/or tile cleaning, repairs, locks and additional keys, additional directory strips, and light bulbs) all charges for these services imposed by Landlord shall be billed to Tenant and payable by Tenant as Additional Rent. Landlord shall have the same remedies for failure to pay the same as for nonpayment of Fixed Minimum Rent. Tenant covenants and agrees to pay Landlord all applicable sales tax or other taxes, which may be imposed on the above Additional Rent.

If Landlord fails to make any necessary repairs or replacements pursuant to Section 6.01 or 6.02 within a reasonable time after written request from Tenant shall have the right to make such repairs or replacements and charge Landlord for the cost thereof.

6.03. Alterations or Improvements.

A. With respect to portions of the Building other than the Leased Premises, Landlord shall have the right at any time to change the arrangement and/or location of entrances or passageways, doors, and doorways, stairs, toilets or other parts of the Common Areas of the Building; provided that such changes shall not render the Leased Premises less accessible than at the Commencement Date. Landlord shall not move or substantially change the main entrance serving the Leased Premises without Tenant’s prior written consent.

B. Tenant shall not make any alterations or improvements to the Leased Premises without the prior written consent of Landlord. Which shall not be unreasonably withheld, and then only upon the terms and conditions reasonably established by Landlord. Tenant shall make such improvements at Tenant’s sole cost and expense. Landlord must first approve any contractor or person making such improvements in writing. Upon any termination of the Lease, if Tenant desires to remove any alterations, additions or improvements made by Tenant, Tenant shall be required to subsequently repair and restore the Leased Premises to their original condition.

6.04. Trade Fixtures. Any trade fixtures installed on the Leased Premises by Tenant at its own expense, such as movable partitions, may be removed on the expiration or earlier termination of this Lease, provided Tenant is not the in default, provided that Tenant bears the cost of such removal, and further that Tenant repairs at its own expense any and all damage to the Leased Premises resulting from such removal. If Tenant fails to remove any and all such trade fixtures from the Leased Premises on the expiration or earlier termination of this Lease (or property thereafter), all such trade fixtures shall become the sole property of Landlord.

ARTICLE VII

Fire Or Other Casualty; Casualty Insurance

7.01. Destruction of the Leased Premises. If all or part of the Leased Premises, or other portions of the Building, are so damaged or destroyed by fire or other casualty that repairs or restoration cannot reasonably be completed within six (6) months from the date of the damage, or if the fire or casualty occurs during the final six (6) months of the Term, either party may terminate this Lease by written notice given within twenty (20) days after the date of such damage, and rent due hereunder shall be abated as of the date the Leased Premises were damaged or destroyer. If the Lease is not terminated, Landlord shall repair or restore the Leased Premises, and rent due hereunder shall be abated in proportion to the damaged area until the Leased Premises are restored.

7.02. Landlord’s Insurance. Landlord shall at all times during the Term carry, at its own expense, a policy of insurance which insures the Building against loss or damage by fire or other casualty (namely, the perils against which insurance is afforded by a standard fire insurance policy and extended coverage endorsement) for the full replacement value. Such insurance shall be maintained with an insurance company authorized to do business in Kentucky. Landlord shall not be responsible for, and shall not be obligated to insure against, any loss of or damage to any personal property of Tenant which Tenant may have in the Building or the Leased Premises or any trade fixtures installed by or paid for by Tenant on the Leased Premises or any additional improvements which Tenant may construct on the Leased Premises. Landlord shall use its best efforts to obtain a favorable rate for the cost of the premiums for such insurance policies. If any alterations or improvements made by Tenant pursuant to Section 6.03 hereof, result in an increase in the premiums charged during the Term on the casualty insurance carried by Landlord on the Building, then cost of such increase in insurance premiums shall be borne by Tenant, who shall reimburse Landlord for the same as additional rent after being separately billed therefore. Landlord shall also maintain Commercial General Liability Insurance with respect to the Building in an amount not less than $1,000,000.00 per claim and in the aggregate.

7.03. Waiver of Subrogation. Landlord and Tenant hereby release each other and each other’s employees, agents, customers and invitees from any and all liability for any loss of or damage or injury to person or property occurring in, on or about or to the Leased Premises, the Building or personal property within the Building by reason of fire or other casualty which could be insured against under a standard fire and extended coverage insurance policy, regardless of cause, including the negligence of Landlord or Tenant and their respective employees, agents, customers and invitees, and agree that such insurance carried by either of them shall contain a clause whereby the insurer waives its right of subrogation against the other party. Because the provisions of this subsection are intended to preclude the assignment of any claim mentioned herein by way of subrogation or otherwise to an insurer or any other person. Each party to this Lease shall give to each insurance company which has issued to it one or more policies of fire and extended coverage insurance notice of the provisions of this subsection and have such insurance policies property endorsed, if necessary, to prevent the invalidation of such insurance by reason of the provisions of this subsection.

ARTICLE VIII

General Public Liability, Indemnification And Insurance

8.01. Tenant’s Responsibility. Tenant shall assume the risk of, be responsible for, have the obligation to insure against, and indemnify Landlord and hold it harmless from, any and all liability for any loss or damage or injury to any person (including death resulting there from) or property occurring in, on or about the Leased Premises, regardless of cause, resulting from the negligence or intentional acts of Tenant and its employees, agents, customers and invitees, except for any loss or damage from fire or other casualty as provided in Section 7.02 hereof and except for that caused by the negligence or intentional acts of Landlord and its employees, agents, customers and invitees; and Tenant hereby releases Landlord from any and all liability for the same. Tenant’s obligation to indemnify Landlord hereunder shall include the duty to defend against any claims asserted by reason of such loss, damage or injury to pay any judgments, settlements, costs, fees and expenses, including attorney’s fees, incurred in connection herewith. Notwithstanding anything herein to the contrary, Tenant shall bear the risk of any loss or damage to its property as provided in Section 7.02 hereof.

8.02. Tenant’s Insurance. Tenant, in order to enable it to meet its obligation to insure against the liabilities specified in the Lease, shall at all times during the Term carry, at its own expense, one or more policies of general public liability and property damage insurance, issued by one or more insurance companies acceptable to Landlord, with the following minimum coverage’s.

A. Worker’s Compensation-minimum statutory amount.

B. Comprehensive general Liability Insurance, Blanket, Contractual Liability, Broad Form Property Damage, Personal Injury, Fire Damage-not less than $1,000,000.00 Combined Single Limit for both bodily injury and property damage.

C. Excess Liability Coverage, not less than $1,000,000.00.

D. Fire and Extended Coverage, Vandalism and Malicious Mischief, and Sprinkler Leakage insurance-the full cost of replacement of Tenant’s property.

Such insurance policy or policies shall name Landlord, and if requested by Landlord, Landlord’s mortgagee, as an additional insured (Except 8.02.A.) and shall provide that they may not be canceled on less than thirty (30) days prior written notice to Landlord, and if applicable, Landlord’s mortgagee. Tenant shall furnish Landlord with Certificates of Insurance evidencing such coverage’s simultaneously with the execution and delivery of this Lease. Should Tenant fail to carry such insurance and furnish Landlord with such Certificates of Insurance after a request to do so, Landlord shall have the right to obtain such insurance and collect the cost thereof from Tenant as additional rent due hereunder.

8.03. Landlord’s Responsibility. Landlord to carry general liability insurance of not less than $2,000,000. Such insurance policy or policies shall name Tenant as an additional insured and shall provide that they may not be canceled on less than thirty (30) days prior written notice to Tenant. Landlord shall furnish Tenant with Certificates of Insurance evidencing such coverage’s simultaneously with the execution and delivery of this Lease.

ARTICLE IX

Eminent Domain

If the whole or any part of the Leased Premises shall be taken for public or quasi-public use by a governmental or other authority having the power of eminent domain or shall be conveyed to such authority in lieu of such taking, and if such taking or conveyance shall cause the remaining part of the Leased Premises to be untenantable or inadequate for use by Tenant for the purpose for which they were leased, then Tenant may, at its option, terminate this Lease as of the date Tenant is required to surrender possession of the Leased Premises by giving Landlord written notice of such termination. All compensation awarded for such taking or conveyance shall be the property of Landlord without any deduction there from for any present or future estate of Tenant, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award. However, Tenant shall have the right to recover from such authority, but not from Landlord, such compensation as may be awarded to Tenant on account of Tenant’s moving and relocation expenses, and depreciation to and removal of Tenant’s property.

ARTICLE X

Liens

If, because of any act or omission of Tenant or any person claiming by, through, or under Tenant, any mechanic’s lien or other lien shall be filed against the Leased Premises or the

Building or against other property of Landlord (whether or not such liens are valid or enforceable as such), Tenant shall, at its own expense, cause the same to be discharged of record within twenty (20) days after the date Tenant first has knowledge of the filing thereof, and shall also indemnify Landlord and hold it harmless from any and all claims, losses, damages, judgments, settlements, costs and expenses, including attorney’s fees, resulting there from or by reason thereof. If Tenant has not secured the discharge of the lien within said thirty (30) day period. Landlord may, but shall not be obligated to, pay the claim upon which such lien is based so as to have such lien released of record; and, if Landlord does so, then Tenant shall pay to Landlord, as additional rent due hereunder, upon demand, the amount of such claim, plus all other costs and expenses incurred in connection therewith, plus interest thereon at the rate of ten percent (10%) per annum until paid.

ARTICLE XI

Taxes

Tenant shall be liable for and shall pay before delinquency, taxes, levies and assessments levied against any personal property or trade fixtures placed by Tenant in or about the Leased Premises. Landlord shall be liable for and shall pay before delinquency, all real property taxes, levies and assessments levied with respect to the Building.

ARTICLE XII

Assignment Or Subletting

Tenant shall have the right to assign the lease according to the requirements as set forth in Section 1.02 (Q).

Landlord and Tenant agree that any one of the following facts will be deemed to be reasonable ground for denying Tenant’s request to sublease the Leased Premises to any party: (i) financial strength of the proposed sub lessee/assignee must be such that Landlord can reasonably be assured that such sub lessee/assignee will be able to meet its financial obligations as the same become due; (ii) business reputation of the proposed sub lessee/assignee must be in accordance with general acceptable commercial standards; (iii) use of the Leased Premises by the proposed subleases or assignee must be comparable to the use permitted by this Lease; (iv) managerial and operational skills of the proposed sub lessee/assignee must be at least equal to those of the existing Tenant; (v) use of the Leased Premises by the proposed sub lessee/assignee will not violate or create any substantial likelihood of violation of any laws, rules, regulations or ordinances; (vi) uses of the Leased Premises will not violate any other agreements effecting the Leased Premises, Landlord or other tenants of the Building; and (vii) Landlord’s need or desire to acquire or use the interest in the Lease Tenant seeks to assign or the portion of the Leased Premises Tenant wishes to sublease for Landlord’s own use but only if Landlord releases Tenant from the Lease with respect to all of such interest or portion of the Leased Premises. In the event of a permitted assignment or subletting, Tenant shall nevertheless at all times remain fully responsible and liable for the payment of all rent due hereunder and the performance and observance of all of Tenant’s other obligation under the terms, conditions and covenants of this Lease. No such assignment or subletting shall be binding upon Landlord unless such assignee or subtenant shall deliver to Landlord an instrument (in recordable form, if requested) containing an agreement to assume liability jointly with Tenant of all Tenants’ obligation under this Lease. Upon the occurrence of an event of default as described in Section 14.01 hereof, if all or any parts of this Leased Premises are then assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or by law, may, at its option, collect directly from the assignee or subtenant all rent or other sums arising out of this Lease becoming due to Landlord by reason of the assignment, subletting, or under any of the terms of this Lease. Any collection by Landlord from the assignee or subtenant shall not be construed to constitute a waiver or release of Tenant from the further performance of its obligations under this Lease or the making of a new lease with such assignee or subtenant.

ARTICLE XIII

Transfers By Landlord

13.01. Sale and Conveyance of the Building. In the event of a sale or conveyance by Landlord of the Building, so long as the successor owner of the Building assumes and agrees to perform all of Landlord’s duties hereunder, the same shall operate to release Landlord from any and all liability under this Lease arising on or after the date of such sale or conveyance. Tenant’s right to quiet possession of the Leased Premises shall not be disturbed so long as Tenant shall pay all rent due hereunder and observe and perform all of the provisions of this Lease to be observed and performed by Tenant, unless this Lease is terminated pursuant to specific provisions relating thereto or contained herein.

13.02. Subordination. Landlord shall have the right to subordinate this Lease to any mortgage presently existing or hereafter placed upon the Building by so declaring in such mortgage; and the recording of any such mortgage shall make it prior and superior to this Lease regardless of the date of execution or recording of either document. Tenant shall, at Landlord’s request, execute and deliver to Landlord, without cost, any reasonable instrument, which may be deemed necessary or desirable by Landlord to confirm the subordination of this Lease. Notwithstanding the foregoing, no default by Landlord under any such mortgage shall affect Tenant’s rights hereunder so long as Tenant is not in de-fault under this Lease. Landlord shall obtain appropriate no disturbance agreements in favor of Tenant from all existing and any future holders of mortgages on the Building. Tenant shall, in the event any proceedings are brought for the foreclosure of any such mortgage, attorney to the purchaser upon any such foreclosure and recognizes such purchaser as the Landlord under this Lease.

ARTICLE XIV

Defaults And Remedies

14.01. Defaults by Tenant. The occurrence of any one or more of the following events shall be a default under and breach of this Lease by Tenant.

A. Tenant shall fail to pay any monthly rental installment of Minimum Annual Rent or any installment of the Tenant’s proportionate share of Operating Expense Increases, or any other amounts due Landlord from Tenant as additional rent or otherwise within ten (10) days after the due date thereof. However, Landlord shall give Tenant five (5) business days prior written notice of and opportunity to cure any nonpayment of rent before Landlord exercises any remedies described in Section 14.02 (B)(1) or (2).

B. Tenant shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease for a period of ten (10) days after notice thereof from Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such ten (10) day period, such default shall be deemed to have been cured if Tenant commences such performance within said ten (10) day period and thereafter diligently undertakes to complete the same and does so complete the required action within a reasonable time.

C. A trustee or receiver shall be appointed to take possession of substantially all of Tenant’s assets in, on, or about the Leased Premises or of Tenant’s interest in this Lease; Tenant makes an assignment for the benefit of creditors; or substantially all of Tenant’s assets in, on, or about the Leased Premises or Tenant’s interest in this Lease are attached or levied under execution.

D. A petition in bankruptcy, insolvency, or for reorganization or arrangement is filed by or against Tenant pursuant to any federal or state statute.

14.02. Remedies of Landlord. Upon the occurrence of any event of default set forth in Section 14.01 hereof, Landlord shall have the following rights and remedies, in addition to those allowed by law, any one or more of which may be exercised without further notice to or demand upon Tenant.

A. Landlord may reenter the Leased Premises and cure any default of Tenant, in which event Tenant shall reimburse Landlord as additional rent for any costs and expenses which Landlord may incur to cure such default; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s reentry.

B. In the event a default occurs pursuant to the provisions of Subsection 14.01.A. hereof.

C. Landlord may terminate this Lease as of the date of such default, in which event; (i) neither Tenant nor any person claiming under or through Tenant shall thereafter be entitled to possession of the Leased Premises, Tenant shall immediately thereafter surrender the Leased Premises to Landlord; (ii) Landlord may reenter the Leased Premises and dispossess Tenant or any other occupants of the Leased Premises by any means permitted by law, and may remove its effects, without prejudice to any other remedy which Landlord may have for possession or arrearages in rent; and (iii) notwithstanding the termination of this Lease, Landlord may declare all rent which would have been due under this Lease for the balance of the Term to be immediately due and payable, whereupon Tenant shall be obligated to pay the same to Landlord, together with all loss or damage which Landlord may sustain by reason of such termination, it being expressly understood and agreed that the liabilities and remedies specified in this subsection (B) (1) shall survive the termination of this Lease; or

D. Landlord may, without terminating this Lease, reenter the Leased Premises and re-let all or any part of the Leased Premises for a term different from that which would otherwise have constituted the balance of the Term and for rent and on terms and conditions different from those contained herein and that provided for in any lease or leases covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Term, and the Tenant shall be liable for all of Landlord’s reasonable costs and expenses for preparing the Leased Premises for re-letting, including all repairs, tenant finish improvements, brokers’ and attorneys’ fees, and all other loss or damage, which Landlord may sustain by reason of such reentry and re-letting.

E. Landlord may sue for injunctive relief or to recover damages for any loss resulting from the breach.

F. In the event a default occurs pursuant to the provisions of subsection 14.01 (A) hereof, Landlord may, in addition to all other remedies provided herein, charge the Tenant a service charge or One hundred and fifty Dollars ($150.00) per day or five (5) per-cent of the rent due, whichever is greater, for all late payments.

G. In the event of Tenant’s default, unless waived by Landlord, Landlord shall make reasonable efforts to re-let the Leased Premises, and any damages or accelerated rent owed by Tenant shall be reduced or offset by the present value of the rent payable by the new tenant.

14.03. Limitation of Landlord’s Liability. If Landlord shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease and Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Building for the collection of such judgment; and Tenant further agrees that no other assets of Landlord or its partners shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment and the Landlord and its partners shall not be liable for any deficiency.

The references to “Landlord” in this Lease shall be limited to mean and include only the owner or owners, at the time, of the fee simple interest in the Building. In the event of a sale or transfer of such interest (except a mortgage or other transfer as security for a debt), the “Landlord” named herein, or, in the case of a subsequent transfer, the transferor, shall, after the date of such transfer, be automatically released from all liability for the performance or observance of any term, condition, covenant, or obligation required to be performed or observed by Landlord hereunder after the date of such transfer; and the transferee shall be deemed to have assumed all of such terms, conditions and obligations.

14.04. Non-waiver of Defaults. The failure or delay by either party hereto to enforce or exercise at any time any of the rights or remedies or other provisions of this Lease shall not be construed to be a waiver thereof, nor effect the validity of any part of this Lease or the right of either party thereafter to enforce each and every such right or remedy or other provision. No waiver of any default and breach of this Lease shall be deemed to be a waiver of any other default and breach. The receipt by Landlord of less than the rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the rent due or to pursue any other remedies provided in this Lease. No act or omission by Landlord or its employees or agents during the Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

14.05. Attorney’s Fees. In the event either party defaults in the performance or observance of any of the terms, conditions, covenants, or obligations contained in this Lease and the other party employs attorneys to enforce all or any part of this Lease, collect any rent due or to become due or recover possession of the Leased Premises, the defaulting party agrees to reimburse the other party for the attorneys’ fees incurred thereby, whether or not suit is actually filed.

ARTICLE XV

Notice And Place Of Payment

15.01. Notice. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or mailed by Registered or Certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Section 1.02 (S) hereof. When so mailed, the notice shall be deemed to have been given as of the date it was mailed. The address specified in Section 1.02 (S) hereof may be changed by giving written notice thereof to the other party.

15.02. Place of Payment. All rent and other payments required to be made under this Lease shall be delivered or mailed to the address as specified in Section 1.02 (S) hereof or any other addresses the parties may specify from time to time by written notice thereof given to the other party.

ARTICLE XVI

Miscellaneous General Provisions

16.01. Condition of Leased Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Leased Premises or the Building or with respect to the suitability or any part of the Building for the conduct of Tenant’s business, except as provided in this Lease.

16.02. Insolvency or Bankruptcy. In no event shall Tenant assign this Lease or assignable by operation of law, and in no event shall this Lease be an asset of Tenant in any receivership, bankruptcy, insolvency, or reorganization proceeding.

16.03. Common Area. The term “Common Areas” shall mean the areas of the Building and the land connected thereof which are designed for use in common by all tenants of the Building and their respective employees, agents, customers, invitees and others, and includes entrances and exits, hallways and stairwells, rest rooms, water coolers, side-walks, and other areas as may reasonably be designated by Landlord as part of the Common Areas of the Building. Tenant shall have the nonexclusive right, in common with others, to the use of the Common Areas, subject to such nondiscriminatory rules and regulations as may be adopted by Landlord, including those described in Section 4.02 hereof.

16.04. Choice of Laws. This Lease shall be governed by and construed pursuant to the laws of the Commonwealth of Kentucky.

16.05. Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall insure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, provided that no assignment by Tenant of its interest or obligations in this Lease shall be valid except as herein before provided.

16.06. Estoppels Certificate. Tenant shall, within ten (10) days following receipt of a written request from Landlord, execute, acknowledge and deliver to Landlord or to any lender, purchaser, prospective lender or purchaser designated by Landlord a written statement certifying (i) that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification), (ii) the date to which rent has been paid, and (iii) that there are not, to Tenant’s knowledge, any uncured defaults (or specifying such defaults if any are claimed). Any such statement may be relied upon by any prospective purchaser of mortgagee of all or any part of the Building. Tenant’s failure to deliver such statement within such period shall be conclusive upon Tenant that this Lease is in full force and effect and unmodified, and that there are no uncured defaults in Landlord’s performance hereunder.

16.07. Examination of Lease. Submission of this instrument for examination or signature to Tenant does not constitute reservation of or option for Lease, and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.

16.08. Time. Time is of the essence of this Lease and each and all of its provisions.

16.09. Defined Terms and Marginal Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. If more than one person is named as Tenant, the obligations of such persons are joint and several. The marginal headings and titles to the articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

16.10. Prior Agreements. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement; understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

16.11. Payment of and Indemnification for Leasing Commissions. The parties hereby acknowledge, represent and warrant that no real estate brokers are involved in the negotiation and execution of this Lease except for those in Letter of Intent, dated January 2, 2002.

16.12. Sever ability of Invalid Provisions. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall not be affected or impaired, and such remaining provisions shall remain in full force and effect.

16.13. Definition of the Relationship Between the Parties. Landlord shall not, by virtue of the execution of this Lease or the leasing of the Leased of the Leased Premises to Tenant, become or be deemed a partner of or joint venture with Tenant in the conduct of Tenant’s business on the Leased Premises or otherwise.

16.14. Arbitration. Either Landlord or Tenant may require that any dispute under this Lease, which is expressly provided to be resolved by arbitration, be submitted to arbitration pursuant to this Section. To the provisions of this Section vary from or are inconsistent with the Commercial Arbitration Rules of the American Arbitration Association or any other arbitration tribunal, the provisions of this Section shall govern. All arbitration’s shall occur at a location in Louisville, Kentucky, chosen by the arbitration and shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (or the successor organization, or if no such organization exists, then from an organization composed of persons of similar professional qualifications) except as expressly provided to the contrary in the Section.

The party desiring such arbitration shall give notice to that effect to the other party. As soon as possible, but in any event within the next ten (10) days after the other party receives such notice, Landlord and Tenant shall each select one arbitrator. As soon as possible, but in any event within the next ten (10) days after the two arbitrators are selected, the two arbitrators so selected shall select a third arbitrator. Each arbitrator, if reasonably possible, shall have a recognized expertise in the subject matter of the arbitration.

At the request of either party, the arbitrators shall authorize the service of subpoenas for the production of documents or attendance of witnesses. Within twenty (20) days after their appointment, the arbitrators so chosen shall hold a hearing at which each party may submit evidence, are heard and cross-examine witnesses, with each party having at least ten (10) days advance notice of the hearing. The hearing shall be conducted such that each of the Landlord and Tenant shall have reasonably adequate time to present oral evidence or argument, but either party may present whatever written evidence it deems appropriate before the hearing (with copies of any such written evidence being sent to the other party).

The decision of the arbitrators so chosen shall be given within a period of twenty (20) days after the conclusion of such hearing, and shall be accompanied by conclusions of law and findings of fact. The decision in which any two (2) arbitrators so appointed and acting hereunder concur shall in all cases be binding and conclusive upon the parties and shall be the basis for a judgment entered in any court of competent jurisdiction. The fees and expenses of the arbitration proceeding and the fees of the third arbitrator appointed under the paragraph shall be borne equally by both parties. Landlord and Tenant each shall pay the fees of the arbitrator each selected, and the fees and expenses of preparing and presenting its own case. Landlord and Tenant may at any time by mutual written agreement discontinue arbitration proceedings and they agree upon any such matter submitted to arbitration.

16.15. Hazardous Substances.

A. Representation and Warranty of Landlord. Landlord represents and warrants to Tenant that, to the best of Landlord’s knowledge as of date hereof, Landlord is in compliance with, and will continue to comply with, all federal, state, county and municipal environmental laws, rules, regulations and statutes applicable to the Building and the Leased Premises, or the use thereof

B. Representation and Warranty of Tenant. Tenant represents and warrants that it shall not cause or permit any “Hazardous Substance” (as defined in Section 16.17(F) to be brought upon, kept, stored, generated, manufactured, disposed of, or used in or about the Leased Premises by Tenant, its agents, employees, contractors or invitees, except for such Hazardous Substance as is necessary to operate the business of Tenant; provided that Tenant notifies Landlord it will be bringing upon, keeping or using such Hazardous Substance on or about the Leased Premises.

C. Use on the Premises. Any Hazardous Substance permitted on the Leased Premises as provided in this Section 16.17, and all containers therefore, shall be used, kept, stored and disposed of in a manner that complies with all federal, state, county and municipal laws, rules, regulations and statutes applicable to that Hazardous Substance.

D. Other Harmful Materials. Tenant shall not discharge, leak or admit, or permit to be discharged, leaked or admitted by its agents, employees, contractors or invitees any material or substance into the atmosphere, ground, sewer system or any body of water, if that material (as is reasonably determined by Landlord or any governmental authority or agency) does or may pollute or contaminate the same, or may adversely affect (i) the health, welfare or safety of persons, whether located on the Leased Premises or else-where, or (ii) the condition, use or enjoyment of any building or other real property or personal property.

E. Annual Disclosure. On each January 1 during the Term, Tenant shall disclose to Landlord the names and approximate amounts of all Hazardous Substances that Tenant intends to keep, store, use or dispose of on the Leased Premises in the coming calendar year. In addition, on each January 1 during the Term, beginning with second January 1, Tenant shall disclose to Landlord the names and amounts of all Hazardous Substances that were actually kept, used, stored or disposed of on the Leased Premises during the previous calendar year if those Hazardous Substances were not previously identified to Landlord on January 1, of the previous year.

F. Definition of Hazardous Substance. “Hazardous Substance” shall mean any and all hazardous substances, toxic materials, pollutants, contaminates, hazardous or toxic wastes defined in any federal, state, county or municipal law, rule, regulation or ordinance, including, without limitation, asbestos, PCBs, oil, petroleum products and their byproducts.

G. Indemnification. Tenant shall be fully liable for any and all costs and expenses related to the generation, manufacture, use, storage or disposal of a Hazardous Substance on the Leased Premises by Tenant, its agents, employees, contractors and invitees. Tenant shall give immediate written notice to Landlord of any violation or potential violation of this Section 16.16. Tenant shall defend, indemnify and hold harmless Landlord and its agents, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses (including, without limitation, reasonable attorney’s fees, consultants’ fees, count costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in anyway related to (i) the use, storage, disposal, generation, manufacture, presence, release or threatened release by Tenant or its agents of any such Hazardous Substance that is on, from or affecting the soil, water, vegetation, buildings, personal property, persons, animals or otherwise, (ii) any personal injury (including, without limitation, wrongful death), or damage to real property or personal property arising out of or related to that Hazardous Substance, (iii) any lawsuit brought or threatened, settlement reached or government order relating to that Hazardous Substance, or (iv) any violation of any law, rule, regulation or ordinance applicable thereto. The terms, covenants and conditions of this Section 16.16 are subject to the provisions of Section 16.16(H) below and shall be in addition to any other obligation and liability that Tenant may have to Landlord at law or in equity, and shall survive the expiration or other termination of this Lease.

H. Tenant shall not be responsible or liable for any breach of this Section 16.16 caused by the acts or omissions of any other Tenants or the Landlord or its officers, agents, employees, invitees or contractors or resulting from conditions existing on the Commencement Date. Landlord represents and warrants that, to the best of Landlord’s knowledge, the Building and the surrounding land are free of Hazardous Substances and in compliance with all applicable laws relating to Hazardous Substances.

16.16. Memorandum of Lease. Upon request of Tenant, Landlord agrees to execute, acknowledge and deliver to Tenant a memorandum of this Lease for recording in the real estate records of Jefferson County, Kentucky, provided that Tenant prepares the same and pays the recording fees required in connection therewith.

ARTICLE XVII

Landlord’s Additional Covenants

17.01. Authority. Landlord has full right, title and authority to execute and enter into this Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:		TENANT:

Hurstbourne Corporate Plaza, LLC		HEALTHESSENTIALS, INC.

By:	/s/ W. HYSINGER	By:	/s/ MICHAEL R. BARR
Name:	W. Hysinger	Name:	Michael R. Barr
Title:	Managing Partner	Title:	CEO